EXHIBIT 99.1

Amyris More Than Doubles Revenues Over 2015 And Provides Strong Growth Outlook

  Record 2016 revenues* of $77.2 million, up 126% over $34.2 million for 2015
  Record Q4 2016 revenues* of $32.2 million, a 227% increase over $9.8 million for Q4 2015
  Q4 and full year 2016 selling, general and administrative expenses decreased 5% and 15%, respectively
  October 2016 MOU with Leading Global Food Ingredients and Nutraceuticals Partner leads to $10 million in Q4 revenues

EMERYVILLE, Calif., March 02, 2017 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the fourth quarter and fiscal year ended December 31, 2016.

“We are pleased to have completed a record year by more than doubling revenues over 2015, signing on a record level of new global partners and delivering on all of our 2016 strategic milestones,” said John Melo, Amyris President & CEO. “With the completion of our portfolio shift to Health and Nutrition and Personal Care and away from Fuel sales we believe we are delivering industry leading growth and positive impact for our customers.”

Continued Melo, “We enter 2017 as a leading company in our sector with the most robust technology platform available to develop, scale and produce the products our customers need to help them gain competitive advantage while supporting the health needs of our planet. We are industrializing synthetic biology and delivering highly disruptive technology through our advantaged collaboration and value share business model.”

Growth Outlook

Based on the company’s strong competitive position, currently contracted business and pipeline, Amyris believes this will lead to more than doubling product revenues in 2017 while maintaining our strong performance in collaborations.  Amyris will provide more details on its strategy and business plan during its quarterly conference call today at 4:30 p.m. ET (1:30 p.m. PT).

*The references to record revenue and product sales in this news release excludes historical periods when the company had engaged in ethanol sales and trading.

Key Highlights

Other key operating and development highlights during the fourth quarter and more recently included:

  Completion of squalane business joint venture with Nikko Chemical to accelerate growth of leading cosmetic skin care ingredient business

  Recorded $10 million in Q4 revenues from October 2016 MOU partner

  Successfully executed launch of Biossance skin-care products into Sephora to expand distribution channels and propel growth

  Partnered with the Government of Queensland, Australia to create a southeast hub of sustainable ingredients production for rapidly-growing personal care sector in Asia, while supporting Queensland's local economy and sugarcane industry

  Announced Chevron’s equity investment in Novvi and its high-performance renewable base oil technology, which is strategically aligned with Chevron’s aggressive growth plan

  Signed multi-year collaboration extension with Kuraray for the use of Amyris's Biofene® branded ß-Farnesene in liquid farnesene rubber ("LFR") and farnesene-based elastomer applications, which includes joint marketing of products to further broaden adoption of farnesene

  Achieved key milestone in major drug discovery collaboration with leading pharmaceutical company, delivering initial development work for new oncology drug development in just months to support accelerated time to market

  Agreed to debt exchange pushing out approximately $44 million in debt, resolving near-term maturities

  Appointed Kathleen Valiasek, a senior finance and operations veteran with Fortune 500 experience, as Chief Financial Officer to support the company’s rapid growth and commercial expansion while improving company's operating metrics, balance sheet and financial position

Financial Performance

Fourth Quarter 2016

  Revenues for fourth quarter 2016 were $32.2 million marking a second consecutive record* quarter, and compared with $9.8 million for the fourth quarter of 2015. The increase was driven by a 119% increase in product sales, primarily in the company’s personal care and health and nutrition segments, as well as by significantly higher collaboration revenues. Collaboration revenues contributed $20.8 million and were up 350% from $4.6 million for the same quarter of 2015 as the company executed on key agreements. Product sales of $11.5 million for the fourth quarter of 2016 compared with $5.2 million for Q4 2015.

  Q4 2016 selling, general and administrative expenses were $12.7 million, down 5% for the same period a year ago despite much higher total quarterly revenues. Research and development expenses of $14.0 million for the quarter were up from $11.1 million for the year-ago period due to a significant increase in collaboration activity.

  Net loss attributable to Amyris common stockholders for the fourth quarter of 2016 was $38.8 million, or $0.14 per basic share and per diluted share. The net loss calculation included non-cash items such as a gain from changes in fair value of embedded derivatives and impairment losses. Adjusted net loss**, excluding these items and stock-based compensation, was $26.0 million, or $0.09 per basic share.

Fiscal Year 2016

  Revenues for fiscal year 2016 were $77.2 million, compared with $34.2 million for 2015. The increase was driven by significant growth in both product sales and collaboration revenues.  Product sales increased 77% led primarily by increases in personal care and health and nutrition segments. Collaboration revenues were at a record* level at $50.8 million, up from $19.3 million for 2015. This was driven by collaborations with Ginkgo Bioworks, DARPA, Givaudan, as well as an unnamed partner for which an MOU was announced on October 13, 2016.

  For 2016, selling, general and administrative expenses were $47.7 million, down 15% from 2015. Research and development expenses of $51.4 million for 2016 were up from $44.6 million for 2015 due to a significant increase in collaboration activity.

  Net loss attributable to Amyris common stockholders for fiscal year 2016 was $87.3 million, or $0.37 per basic and $0.40 per diluted share. Included in the 2016 net loss were several large non-cash items, totaling $22.2 million, which included a loss from debt extinguishment and gains from changes in fair value of derivatives offset by asset impairments and stock based compensation.  Adjusted net loss**, excluding these non-cash items, was $109.5 million, or $0.46 per basic share. This compared to a fiscal year 2015 net loss of $218.0 million, or $1.75 per basic and diluted share and an adjusted net loss for 2015 of $135.7 million, or $1.10 per basic share.

  Cash, cash equivalents, short-term investments, and restricted cash at December 31, 2016 was $33.8 million, compared with $14.7 million at December 31, 2015.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

**Adjusted net loss is calculated by taking GAAP net loss and excluding stock-based compensation and gains and losses from changes in fair value of derivatives, debt extinguishment, as well as tangible and non-tangible asset impairments.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss, and other measures to the most directly comparable GAAP financial measure is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 64316211.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as Amyris’s expected growth rate and outlook, the anticipated more than doubling of its product revenues in 2017 and maintaining its level of performance in collaborations, the expected growth of its cosmetics joint venture, the anticipated growth and expanded distribution of its Biossance skin-care products and its expected commercial expansion as well as improved operating metrics, balance sheet and financial position), that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris’s liquidity and ability to fund operating and capital expenses, timing and execution risks associated with manufacturing, uncertainty regarding consummating proposed transactions, including the timing thereof, and growth in sales, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on November 9, 2016. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biossance, and Biofene are registered trademarks of Amyris, Inc.

Amyris, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$28,524	$13,512
Restricted cash	4,326	216
Accounts receivable, net	23,105	4,004
Related party accounts receivable	872	1,176
Inventories, net	6,213	10,886
Prepaid expenses and other current assets	6,083	5,872
Total current assets	69,123	35,666
Property, plant and equipment, net	53,735	59,797
Restricted cash	957	957
Equity and loans in affiliate	34	68
Other assets	15,464	13,150
Goodwill and intangible assets	560	560
Total assets	$139,873	$110,198

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$15,315	$7,943
Deferred revenue	5,288	6,509
Accrued and other current liabilities	29,188	24,268
Capital lease obligation, current portion	922	523
Debt, current portion	25,853	37,570
Related party debt	33,302	-
Total current liabilities	109,868	76,813
Capital lease obligation, net of current portion	334	176
Long-term debt, net of current portion	128,744	75,457
Related party debt	39,144	43,029
Deferred rent, net of current portion	8,906	9,682
Deferred revenue, net of current portion	6,650	4,469
Derivative liabilities	6,894	51,439
Other liabilities	7,841	7,589
Total liabilities	308,381	268,654

Mezzanine equity:	5,000	-
Contingently redeemable common stock

Amyris, Inc. stockholders’ deficit	(174,445)	(158,065)
Noncontrolling interest	937	(391)
Total stockholders' deficit	(173,508)	(158,456)
Total liabilities and stockholders' deficit	$139,873	$110,198

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues
Renewable product sales	$11,295	$4,371	$24,788	$14,032
Related party renewable product sales	172	862	1,561	864
Total product sales	11,467	5,233	26,349	14,896
Grants and collaborations revenue	20,772	4,614	50,843	19,257
Total revenues	32,239	9,847	77,192	34,153
Costs and operating expenses
Cost of products sold	22,757	11,317	56,678	37,374
Loss on purchase commitments and impairment of property,
plant and equipment, and other reserves	7,281	26,907	7,305	34,166
Withholding tax related to conversion of related party notes	-	4,723	-	4,723
Impairment of intangible assets	-	5,525	-	5,525
Research and development (1)	14,015	11,115	51,412	44,636
Selling, general and administrative (1)	12,666	13,403	47,721	56,262
Total costs and operating expenses	56,719	72,990	163,116	182,686
Loss from operations	(24,480)	(63,143)	(85,924)	(148,533)
Other income (expense)
Gain (loss) from change in fair value of derivatives (2)	(471)	26,555	41,355	16,287
Gain (loss) on extinguishment of debt	(3,280)	4,843	(4,146)	(1,141)
Other income (expense), net (3)	(10,372)	(7,987)	(38,066)	(80,013)
Total other income (expense)	(14,123)	23,411	(857)	(64,867)
Loss before income taxes and loss from investments in affiliates	(38,603)	(39,732)	(86,781)	(213,400)
Benefit/(provision) for income taxes	(152)	(113)	(553)	(468)
Net loss before loss from investments in affiliates	(38,755)	(39,845)	(87,334)	(213,868)
Loss from investments in affiliates	-	(2,095)	-	(4,184)
Net loss	$(38,755)	$(41,940)	$(87,334)	$(218,052)
Net loss attributable to noncontrolling interest	-	22	-	100
Net loss attributable to Amyris, Inc. common stockholders	$(38,755)	$(41,918)	$(87,334)	$(217,952)
Net loss per share attributable to common stockholders, basic	$(0.14)	$(0.23)	$(0.37)	$(1.75)
Net loss per share attributable to common stockholders, diluted	$(0.14)	$(0.28)	$(0.40)	$(1.75)
Weighted-average shares of common stock outstanding used in
computing net loss per share of common stock:
Basic	273,406,492	206,661,506	238,440,197	126,961,576
Diluted	273,406,492	220,233,355	264,644,449	126,961,576

(1)	Includes stock-based compensation expense of the following for the periods presented:

Research and development	$491	$530	$1,948	$2,306
Sales, general and administrative	1,189	1,640	5,377	6,828
	$1,680	$2,170	$7,325	$9,134

(2)	For the fourth quarter of 2016, the Company recorded a non-cash loss from revaluation of its derivative liabilities but a non-cash gain from revaluation during the fourth quarter of 2015. The fair value change is triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities decreased in the fourth quarter of 2016 primarily as a result of an increase in the
Amyris stock price since September 30, 2016 to December 31, 2016.

(3)	Other income (expense), net for the year ended December 31, 2015 includes $43.8 million charge related to the acceleration of debt discount accretion associated with a debt conversion transaction.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(38,755)	$(41,918)	$(87,334)	$(217,952)
Loss on purchase commitments and impairment of
property, plant, and equipment	7,281	26,907	7,305	34,166
Loss on impairment of intangible assets	-	5,525	-	5,525
Stock-based compensation expense	1,680	2,170	7,325	9,134
Withholding tax related to conversion of related party notes	-	4,723	-	4,723
Issuance of warrants with collaboration agreement	-	-	416	-
Gain (loss) from change in fair value of derivative & debt extinguishment	3,751	(31,398)	(37,209)	(15,146)
Acceleration of debt discount accretion associated with the debt
conversion transaction	-	-	-	43,802
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$(26,043)	$(33,991)	$(109,497)	$(135,748)

Net loss per share attributable to Amyris, Inc. common stockholders,
basic (GAAP)	$(0.14)	$(0.23)	$(0.37)	$(1.75)
Loss on purchase commitments and impairment of
property, plant, and equipment	0.03	0.13	0.04	0.27
Loss on impairment of intangible assets	-	0.03	-	0.04
Stock-based compensation expense	0.01	0.01	0.03	0.07
Withholding tax related to conversion of related party notes	-	0.02	-	0.04
Issuance of warrants with collaboration agreement	-	-	0.00	-
Gain (loss) from change in fair value of derivative & debt extinguishment	0.01	(0.15)	(0.16)	(0.12)
Acceleration of debt discount accretion associated with the debt
conversion transaction	-	-	-	0.35
Net loss per share attributable to Amyris, Inc. common stockholders,
basic (Non-GAAP)	$(0.09)	$(0.19)	$(0.46)	$(1.10)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Product sales (GAAP & Non-GAAP)
Renewables	$11,467	$5,233	$26,349	$14,896
Product sales (GAAP & Non-GAAP)	$11,467	$5,233	$26,349	$14,896

Grants and collaborations revenue (GAAP)	$20,772	$4,614	$50,843	$19,257
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(9,914)	(2,614)	(12,165)	14,388
Collaborations Inflows (Non- GAAP) (1)	$10,858	$2,000	$38,678	$33,645

Total Revenues (GAAP)	$32,239	$9,847	$77,192	$34,153
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(9,914)	(2,614)	(12,165)	14,388
Total Cash Revenue Inflows (Non-GAAP) (1)	$22,325	$7,233	$65,027	$48,541

Costs of products sold (GAAP)	$22,757	$11,317	$56,678	$37,374
Other costs/provisions	(2,207)	(279)	(7,342)	(58)
Excess capacity	(528)	(900)	(5,010)	(7,969)
Depreciation and amortization	(978)	(948)	(3,693)	(4,379)
Costs of products sold (Non- GAAP)	$19,044	$9,190	$40,633	$24,968

Adjusted Gross Profit (Non- GAAP) (2)	$13,195	$657	$36,559	$9,185
Gross Margin (%) (2)	40.9%	6.7%	47.4%	26.9%

Research and development (GAAP)	$14,015	$11,115	$51,412	$44,636
Stock-based compensation expense	(491)	(530)	(1,948)	(2,306)
Issuance of warrants with collaboration agreement	-	-	(416)	-
Depreciation and amortization	(1,602)	(1,779)	(6,687)	(7,286)
Research and development (Non-GAAP)	$11,922	$8,806	$42,361	$35,044

Selling, general and administrative (GAAP)	$12,666	$13,403	$47,721	$56,262
Stock-based compensation expense	(1,189)	(1,640)	(5,377)	(6,828)
Depreciation and amortization	(259)	(287)	(1,098)	(1,359)
Selling, general and administrative (Non-GAAP)	$11,218	$11,476	$41,246	$48,075

(1)	The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition.

The year ended December 31, 2016 and 2015, includes zero and $10.9 million, respectively, of funding from TOTAL which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with TOTAL 2015.

(2)	Non-GAAP Gross Profit /(Loss) is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com